EXHIBIT 10.2

Portions of this Exhibit were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by [**].

FIRST AMENDMENT TO CREDIT AGREEMENT AND CONSENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT AND CONSENT (this “Amendment”), dated as of August 15, 2011, is by and among HAMPSHIRE GROUP, LIMITED, a Delaware corporation (“Parent”), HAMPSHIRE BRANDS, INC. (f/k/a Hampshire Designers, Inc.), a Delaware corporation (“Hampshire Brands”), HAMPSHIRE SUB II, INC. (f/k/a Item-Eyes, Inc.), a Delaware corporation (“Hampshire Sub II”), SCOTT JAMES, LLC, a Delaware limited liability company (“Scott James”), and HAMPSHIRE INTERNATIONAL, LLC, a Delaware limited liability company (“Hampshire International”; Hampshire Brands, Hampshire Sub II, Scott James and Hampshire International are herein collectively called the “Borrowers” and each individually, a “Borrower”), THE PERSONS IDENTIFIED AS THE LENDERS ON THE SIGNATURE PAGES HERETO (the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement dated as of October 28, 2010 (as amended or modified from time to time prior to the date hereof, collectively, the “Credit Agreement”) among Parent, the Borrowers, the Lenders, and the Agent, the Lenders have extended commitments to make certain credit facilities available to the Borrowers; and

WHEREAS, Parent has formed a new wholly-owned Subsidiary, RG Merger Sub. S.A., a Honduras sociedad anonima (the “Honduran Subsidiary”); and

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of June 13, 2011 among the Parent, the Honduran Subsidiary, Rio Garment S. de R.L., a limited liability company organized under the Laws of the Republic of Honduras (the “Target”), the equity holders of the Target listed on Schedule I thereto (the “Equityholders”), and BGY II, LLC, a Delaware limited liability company, in its capacity as the Equityholders’ Representative thereunder (the “Merger Agreement”), the Target will merge into the Honduran Subsidiary upon the satisfaction of the conditions precedent set forth therein; and

WHEREAS, Parent and Borrowers have requested that Agent and the Lenders (i) amend the Credit Agreement and (ii) consent to the merger contemplated by the Merger Agreement, and Agent and the Lenders are willing to do so, in each case on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements herein contained and other good and valuable consideration, the parties hereby agree as follows:

PART I
DEFINITIONS

Subpart 1.1  Certain Definitions.  Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

“First Amendment Effective Date” shall have the meaning set forth in Subpart 4.1.

Subpart 1.2  Other Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Credit Agreement.

PART II
AMENDMENTS TO EXISTING CREDIT AGREEMENT

Subpart 2.1  Amendment to Section 4.19 (Indebtedness).  Effective on (and subject to the occurrence of) the First Amendment Effective Date, the Credit Agreement is hereby amended by deleting Section 4.19, and replacing it with the following:

4.19 Indebtedness.  Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the First Amendment Effective Date that is to remain outstanding immediately after giving effect to the closing hereunder on the First Amendment Effective Date and such Schedule accurately sets forth, in all material respects, the aggregate principal amount of such Indebtedness as of the First Amendment Effective Date.

Subpart 2.2  Amendment to Section 4.28 (Eligible Accounts).  Effective on (and subject to the occurrence of) the First Amendment Effective Date, the Credit Agreement is hereby amended by deleting Section 4.28, and replacing it with the following:

4.28 Eligible Accounts.  As to each Account that is identified by any Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the applicable Borrower’s business (or, in the case of Accounts purchased by a Borrower pursuant to a Permitted Honduran A/R Transfer, in the ordinary course of the Honduran Subsidiary’s business), (b) owed to such Borrower, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts (including, in the case of Accounts purchased by a Borrower pursuant to a Permitted Honduran A/R Transfer, by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Honduran Accounts).

Subpart 2.3  Amendment to Section 6.7(b) (Prepayments and Amendments).  Effective on (and subject to the occurrence of) the First Amendment Effective Date, the Credit Agreement is hereby amended by deleting the reference to “or” at the end of clause (ii) of Section 6.7(b), deleting clause (iii) of Section 6.7(b), and replacing clause (iii) of Section 6.7(b) with the following:

(iii)          any Factoring Agreement, except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders,

(iv)          the Honduran A/R Transfer Agreement or any other Honduran A/R Transfer Document without Agent’s consent, or

(v)           the Honduran Manufacturing Agreement, except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders.

Subpart 2.4  Amendment to Section 6.11(b) (Investments; Controlled Investments).  Effective on (and subject to the occurrence of) the First Amendment Effective Date, the Credit Agreement is hereby amended by deleting the reference to “$300,000” set forth in clause (iii) of Section 6.11(b) and replacing it with a reference to “$2,000,000”.

Subpart 2.5  Amendment to Section 6.12 (Transactions with Affiliates).  Effective on (and subject to the occurrence of) the First Amendment Effective Date, the Credit Agreement is hereby amended by deleting the reference to “and” at the end of Section 6.12(c), deleting Section 6.12(d), and replacing such Section 6.12(d) with the following:

(d)           transactions permitted by Section 6.3 or Section 6.9, any Permitted Intercompany Advance, or any Permitted Investment as described in clause (j) or (l) of the definition thereof,

(e)           Permitted Honduran A/R Transfers,

(f)            transactions between the Loan Parties, on the one hand, and Deep South Holding Company d/b/a/ CSI Screenprint (“Deep South”), on the other hand, so long as such transactions (i) involve the provision of services including, among others, printing, warehousing and shipping by Deep South to the Loan Parties in the ordinary course of the Loan Parties’ business, (ii) do not involve payments to Deep South in an aggregate amount in excess of $3,000,000 in any Fiscal Year, and (iii) are no less favorable, taken as a whole, to the Loan Parties than would be obtained in an arm’s length transaction with a non-Affiliate,

(g)           Permitted Honduran Manufacturing Arrangements, and

(h)           transactions pursuant to which management, consulting, monitoring or advisory fees are paid to a Loan Party by Subsidiaries of Parent that are not Loan Parties.

Subpart 2.6  Amendments to Schedules to Credit Agreement.  Effective on (and subject to the occurrence of) the First Amendment Effective Date, the Credit Agreement is hereby amended by (i)  deleting Schedule 4.1(b) (Capitalization), Schedule 4.1(c) (Capitalization of Subsidiaries), Schedule 4.6(a) (States of Organization), 4.6(b) (Chief Executive Offices), Schedule 4.6(c) (Subsidiary Identification Numbers), Schedule 4.13 (Intellectual Property), Schedule 4.15 (Deposit Accounts and Securities Accounts) and Schedule 4.19 (Permitted Indebtedness) in their entirety and replacing such schedules with the corresponding schedules attached to this Amendment, and (ii) adding Schedule P-2(b) (Permitted Liens as of the First Amendment Effective Date) attached to this Amendment as a new Schedule P-2(b) to the Credit Agreement.

Subpart 2.7  Amendment to Schedule 1.1 (Additional Definitions).  Effective on (and subject to the occurrence of) the First Amendment Effective Date, Schedule 1.1 to the Credit Agreement is hereby amended by adding the following new definitions  in appropriate alphabetical order:

“Eligible Honduran Accounts” means Accounts which have been acquired by a Borrower pursuant to a Permitted Honduran A/R Transfer, but only to the extent that (a) such Accounts are free and clear of all Liens other than Permitted Liens, (b) such Borrower and the Honduran Subsidiary have taken all such actions, including, without limitation, the making of all such filings, recordings and notices with or to any Governmental Authority or other Person, and the delivery to Agent of such lien search and similar reports, and any other agreements, documents or items, as may be necessary or as Agent may deem appropriate at any time to confirm the absence of any other Liens on such Accounts, in each case as may be necessary or advisable (in Agent’s opinion) to create, establish, perfect and otherwise protect the interests and Liens (and priority thereof) of such Borrower and Agent in such Accounts, (c) such Borrower and the Honduran Subsidiary have delivered to Agent such opinions of counsel as Agent may deem appropriate with respect to any such Accounts and Permitted Honduran A/R Transfer, including, without limitation, opinions of counsel as to the matters set forth in clause (b) above, (d) such Borrower shall have paid to the Honduran Subsidiary the Receivables Purchase Price and been provided with the related Assignment Confirmation (as such terms are defined in the Honduran A/R Transfer Agreement) with respect to such Accounts, (e) such Borrower or the Honduran Subsidiary shall have provided to Agent evidence that Honduran Subsidiary has given notice to the Account Debtors of any such Accounts of the assignment and transfer of the Accounts to Borrower, together with instructions/place of payment for all such Accounts, (f) invoices provided by the Honduran Subsidiary with respect to such Accounts shall bear a notice that the Account represented thereby has been sold, assigned and transferred to such Borrower, and is owned by and payable only to such Borrower, and (g) Agent shall not have elected, in its Permitted Discretion, to exclude such Accounts from eligibility hereunder.  Without limitation of the foregoing, Borrowers acknowledge that it shall be a continuing condition to the eligibility of Accounts acquired by a Borrower pursuant to a Permitted Honduran A/R Transfer that Borrowers provide to Agent, within the thirty day period prior to each one year anniversary of the First Amendment Effective Date (or more or less frequently as determined by Agent), all such opinions, filings, search results and other evidence that Agent may require in order to confirm the creation, perfection and continuing priority of the Liens and interests of the applicable Borrower and Agent in all such Accounts.

“First Amendment” means that certain First Amendment to Credit Agreement and Consent dated as of August 15, 2011 among Parent, Borrowers, Lenders and Agent.

“First Amendment Effective Date” shall have the meaning set forth in the First Amendment.

“Honduran Acquisition” means the merger of Rio Garment S. de R.L., a limited liability company organized under the Laws of the Republic of Honduras, into the Honduran Subsidiary pursuant to that certain Agreement and Plan of Merger dated June 13, 2011.

“Honduran A/R Transfer Agreement” means that certain Receivables Purchase Agreement registered in the City of San Pedro Sula, Cortés, between the Honduran Subsidiary and a Loan Party in substantially the form attached as Exhibit A to the First Amendment.

“Honduran A/R Transfer Documents” means, collectively, the Honduran A/R Transfer Agreement and each other agreement, document, instrument, opinion and filing relating thereto.

“Honduran Manufacturing Agreement” means any agreement between the Honduran Subsidiary and a Loan Party that provides for the manufacturing of goods or Inventory by the Honduran Subsidiary for sale by a Borrower to its customers, in a form reasonably satisfactory to the Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Agreement.

“Honduran Subsidiary” means RG Merger Sub, S.A., a Honduras sociedad anonima.

“Permitted Honduran A/R Transfers” means the sale and assignment of Accounts from the Honduran Subsidiary to a Borrower, and the corresponding purchase by such Borrower of such Accounts from the Honduran Subsidiary, so long as each such sale, assignment and purchase is made in accordance with the terms of the Honduran A/R Transfer Agreement and the other Honduran A/R Transfer Documents.

“Permitted Honduran Manufacturing Arrangements” means, as applicable, (a) the sale of goods or Inventory from the Honduran Subsidiary to a Borrower, and the corresponding purchase by such Borrower of such goods or Inventory from the Honduran Subsidiary, and (b) any arrangement pursuant to which the Honduran Subsidiary manufactures goods or Inventory for sale by a Borrower to its customers in exchange for which manufacturing services, a fee is payable to the Honduran Subsidiary by a Loan Party, so long as each such sale and purchase or other arrangement is made in accordance with the terms of a Honduran Manufacturing Agreement.

Subpart 2.8  Amendment to Schedule 1.1 (Eligible Accounts).  Effective on (and subject to the occurrence of) the First Amendment Effective Date, Schedule 1.1 to the Credit Agreement is hereby further amended by deleting the first sentence of the definition of “Eligible Accounts” set forth therein and replacing it with the following:

“Eligible Accounts” means those Accounts that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below and are created (a) by  Borrowers in the ordinary course of their business, and that arise out of Borrowers’ sale of goods or rendition of services, or (b) in the case of Accounts acquired by a Borrower pursuant to a Permitted Honduran A/R Transfer, by the Honduran Subsidiary in the ordinary course of its business, and that arise out of the Honduran Subsidiary’s sale of goods or rendition of services, and in each case that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date.

Subpart 2.9  Amendment to Schedule 1.1 (Eligible Accounts).  Effective on (and subject to the occurrence of) the First Amendment Effective Date, Schedule 1.1 to the Existing Credit Agreement is hereby further amended by deleting clause (i) of the definition of “Eligible Accounts” set forth therein and replacing it with the following:

(i)           Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed (i) 50% of the total amount of all Eligible Accounts, in the case of Aeropostale, Inc. (but in no event shall the amount included in the Borrowing Base based on Accounts owing from Aeropostale, Inc. exceed $10,000,000 at any one time), (ii) 40% of the total amount of all Eligible Accounts, in the case of an Account Debtor that has (or whose parent company has) a rating of at least BBB from S&P or Baa3 from Moody’s, or (iii) 20% of the total amount of all Eligible Accounts, in the case of any other Account Debtor, in each case to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, (A) the amount of Eligible Accounts that are excluded because they exceed the foregoing applicable percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit, and (B) such percentage, as applied to a particular Account Debtor, is subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates,

Subpart 2.10  Amendment to Schedule 1.1 (Eligible Accounts).  Effective on (and subject to the occurrence of) the First Amendment Effective Date, Schedule 1.1 to the Existing Credit Agreement is hereby further amended by deleting the reference to “or” at the end of clause (n) of the definition of “Eligible Accounts” set forth therein, deleting clause (o) of the definition of “Eligible Accounts”, and replacing such clause (o) with the following:

(o)           in the case of Accounts acquired by a Borrower pursuant to a Permitted Honduran A/R Transfer, Accounts that are not Eligible Honduran Accounts, or

(p)           Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrowers of the subject contract for goods or services.

Subpart 2.11  Amendment to Schedule 1.1 (Net Income).  Effective on (and subject to the occurrence of) the First Amendment Effective Date, Schedule 1.1 to the Credit Agreement is hereby amended by deleting the reference to “$600,000” in clause (b) of the definition of “Net Income” set forth therein and replacing it with a reference to “$1,000,000”.

Subpart 2.12  Amendment to Schedule 1.1 (Permitted Investments).  Effective on (and subject to the occurrence of) the First Amendment Effective Date, Schedule 1.1 to the Credit Agreement is hereby amended by deleting clause (a) of the definition of “Permitted Investments” set forth therein and replacing it with the following:

(a) Investments in cash and Cash Equivalents (or, in the case of Investments held by the Honduran Subsidiary, cash in Deposit Accounts that would constitute Cash Equivalents except that such Deposit Accounts are maintained with (i) Banco Atlántida, a foreign bank that does not meet the capitalization requirements set forth in clause (d) of the definition of “Cash Equivalents”, or (ii) any other foreign bank that does meet such capitalization requirements),

Subpart 2.13  Amendment to Schedule 1.1 (Permitted Liens).  Effective on (and subject to the occurrence of) the First Amendment Effective Date, Schedule 1.1 to the Credit Agreement is hereby amended by deleting clause (d) of the definition of “Permitted Liens” set forth therein and replacing it with the following:

(d)           Liens set forth on Schedule P-2 and Schedule P-2(b); provided, however, that to qualify as a Permitted Lien, any such Lien described on (i) Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof and (ii) Schedule P-2(b) shall only secure the Indebtedness that it secures on the First Amendment Effective Date,

Subpart 2.14  Amendment to Schedule 1.1 (Permitted Intercompany Advances).  Effective on (and subject to the occurrence of) the First Amendment Effective Date, Schedule 1.1 to the Credit Agreement is hereby amended by deleting the definition of “Permitted Intercompany Advances” set forth therein and replacing it with the following:

“Permitted Intercompany Advances” means (a) loans made by (i) a Loan Party to another Loan Party, (ii) a non-Loan Party to another non-Loan Party, and (iii) a non-Loan Party to a Loan Party, so long as the parties thereto are party to an Intercompany Subordination Agreement, and (b) loans, advances and other cash Investments made by Parent to or in the Honduran Subsidiary in an aggregate outstanding amount of not more than $5,000,000 (calculated at current exchange rates), provided, that, loans, advances and Investments made under this clause (b) after the First Amendment Effective Date shall be permitted only so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom and Borrowers shall have Excess Liquidity in an amount equal to or greater than $20,000,000 (in the case of the calculation of Excess Liquidity based on a Borrowing Base Certificate prepared as of a date during the High Season) or $10,000,000 (in the case of the calculation of Excess Liquidity based on a Borrowing Base Certificate prepared as of a date during the Low Season), in each case immediately after giving effect to the making of such loans, advances and Investments.  For the avoidance of doubt, payments made by a Loan Party to a non-Loan Party pursuant to Permitted Honduran A/R Transfers and Permitted Honduran Manufacturing Arrangements, respectively, shall not be taken into account in calculations made for the purpose of clause (b).

Subpart 2.15  Amendment to Schedule 1.1 (Qualified Cash).  Effective on (and subject to the occurrence of) the First Amendment Effective Date, Schedule 1.1 to the Credit Agreement is hereby amended by deleting the definition of “Qualified Cash” set forth therein and replacing it with the following:

“Qualified Cash” means, as of any date of determination, the amount of all unrestricted cash and Cash Equivalents of Parent and Borrowers (other than Restricted Cash) that is in a Deposit Account or Securities Account that is the subject of a Control Agreement and is maintained in the United States with Wells Fargo or an Affiliate thereof; provided, that, solely during the period beginning on the First Amendment Effective Date and ending on the 10th day thereafter, “Qualified Cash” shall also include Cash in an amount not to exceed $4,000,000 of Parent and Borrowers that is in the Wells Fargo Deposit Account established in connection with the Honduran Acquisition to satisfy the requirements of Article 350 of Chapter XI of the Commercial Code under the laws of the Republic of Honduras, notwithstanding that such account is not subject to a Control Agreement.

Subpart 2.16  Amendment to Schedule 5.1 (Financial Statements, Reports, Certificates).  Effective on (and subject to the occurrence of) the First Amendment Effective Date, Schedule 5.1 to the Credit Agreement is hereby amended by deleting the first row of the table set forth therein and replacing it with the following:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each fiscal month during each Fiscal Year	(a) an unaudited consolidated and consolidating balance sheet and income statement, and consolidated statement of cash flow, in each case compared to the prior period and plan, and
(b)           a Compliance Certificate along with the underlying calculations, including the calculations to arrive at the Fixed Charge Coverage Ratio, whether or not then applicable in accordance with Section 7;
provided, however, the financial statements and Compliance Certificate required to be delivered pursuant to the foregoing clauses (a) and (b) for the periods ending July 30, 2011 and  August 27, 2011 shall not be required to incorporate the financial position or results of operations of the Honduran Subsidiary.

PART III

Subpart 3.1  Consent to Honduran Acquisition.  The Agent and the Lenders hereby consent to the formation of the Honduran Subsidiary and the Honduran Acquisition (and waive any Default or Event of Default that would otherwise result therefrom in the absence of this Amendment), subject to the conditions set forth in the Credit Agreement and this Amendment, including, without limitation, the conditions set forth in the definition of “Permitted Acquisition” of the Credit Agreement, except that Agent and Lenders hereby (a) waive the requirement set forth in the definition of “Permitted Acquisition” that the assets acquired pursuant to the Honduran Acquisition be owned by a Person located in the United States, (b) waive the limitation set forth in clause (a) of the definition of “Permitted Acquisition” as to the total consideration paid in connection with the Honduran Acquisition, (c) agree that the certificate required pursuant to clause (i) of the definition of "Permitted Acquisition" will not be delivered on the date hereof and instead will be delivered to Agent on or prior to First Amendment Effective Date, and (d) agree that the total consideration paid in respect of the Honduran Acquisition shall not be taken into account in connection with any determination of Borrowers’ compliance with clause (a) of the definition of “Permitted Acquisition” with respect to Acquisitions consummated after the First Amendment Effective Date.

PART IV
CONDITIONS TO EFFECTIVENESS OF PART II

Subpart 4.1  Effective Date. Part II of this Amendment shall be and become effective as of the date upon which Agent acknowledges that the conditions set forth in this Part IV have been satisfied (it being understood and agreed that the remainder of this Amendment shall be effective upon the execution and delivery hereof by the parties hereto) (the “First Amendment Effective Date”).

Subpart 4.2  Honduran Acquisition.  Agent shall have received evidence satisfactory to it that (a) the Honduran Acquisition has been consummated in accordance with all applicable laws and, in all material respects, in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to the interests of the Lenders, and (b) all consents, approvals and filings contemplated by the Merger Agreement shall have been obtained or made including, without limitation registration of the deed of merger with the Commercial Registry in Honduras.

Subpart 4.3  Closing Deliverables.  Agent shall have received each of the Loan Documents, agreements, acknowledgments, certificates, opinions (including, without limitation, the opinion of Honduras counsel substantially in the form of Exhibit B attached hereto), filings, search results, payoff and/or Lien release letters, and other items contemplated by that certain closing checklist most recently delivered to Borrowers (or their counsel) by Agent or its counsel in connection herewith, in each case in form and substance satisfactory to Agent.

PART V
MISCELLANEOUS

Subpart 5.1  No Additional Obligations.  The Borrowers and Parent (collectively, the “Obligors”) acknowledge and agree that the execution, delivery and performance of this Amendment shall not create (nor shall the Obligors rely upon the existence of or claim or assert that there exists) any obligation of any of the Agent or Lenders to consider or agree to any other amendment of or waiver or consent with respect to the Credit Agreement or any other instrument or agreement to which the Agent or any Lender is a party.

Subpart 5.2  Waiver of Claims.  In order to induce Agent and Lenders to enter into this Amendment, each Obligor hereby releases, remises, acquits and forever discharges each Lender and the Agent and each of their respective employees, agents, representatives, consultants, attorneys, officers, directors, partners, fiduciaries, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (collectively, the “Released Parties”), from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatever nature or kind, whether heretofore or hereafter arising, for or because of any manner of things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or connected to this Amendment, the Credit Agreement or the other Loan Documents (collectively, the “Released Matters”).  Each Obligor hereby acknowledges that the agreements in this Subpart 5.2 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.  Each Obligor hereby represents and warrants to each Lender and the Agent that it has not purported to transfer, assign or otherwise convey any right, title or interest of any Obligor in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

Subpart 5.3  Acknowledgments and Stipulations.  In order to induce Agent and Lenders to enter into this Amendment, each Obligor acknowledges, stipulates and agrees that (a) all of the Obligations are absolutely due and owing by Obligors to Agent and Lenders without any defense, deduction, offset or counterclaim (and, to the extent any Obligor had any defense, deduction, offset or counterclaim on the date hereof, the same is hereby waived by such Obligor); (b) the Loan Documents executed by each Obligor are legal, valid and binding obligations of such Obligor enforceable against such Obligor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; (c) the Liens granted by each Obligor to Agent in the Collateral are valid Liens, subject only to Permitted Liens; (d) each of the recitals contained at the beginning of this Amendment is true and correct; and (e) prior to executing this Agreement, each Obligor consulted with and had the benefit of advice of legal counsel of their own selection and has relied upon the advice of such counsel, and in no part upon the representation of Agent, any Lender or any counsel to Agent or any Lender concerning the legal effects of this Agreement or any provision hereof.

Subpart 5.4  Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

Subpart 5.5  Representations and Warranties of the Obligors. In each case subject only to the effectiveness of amendments and consents contained herein, each Obligor hereby represents and warrants that (a) the representations and warranties contained in Section 4 of the Credit Agreement are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that any such representation or warranty specifically relates to an earlier date, and (b) no Default or Event of Default exists under the Credit Agreement on and as of the date hereof. Without limitation of the preceding sentence, each Obligor hereby expressly re-affirms the validity, effectiveness and enforceability of each Loan Document to which it is a party (in each case, as the same may be modified by the terms of this Amendment).

Subpart 5.6  Counterparts. This Amendment may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. THIS AMENDMENT SUPPLEMENTS, AND FORMS A PART OF, THE CREDIT AGREEMENT, BUT (FOR THE AVOIDANCE OF DOUBT) THE PARTIES HERETO IN ANY EVENT SPECIFICALLY AGREE (WITHOUT LIMITATION OF THE FIRST PART OF THIS SENTENCE) THAT THE PROVISIONS OF SECTION 12 OF THE CREDIT AGREEMENT APPLY TO THIS AMENDMENT, MUTATIS MUTANDIS.

Subpart 5.7  Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

HAMPSHIRE GROUP, LIMITED,
a Delaware corporation, as Parent

By:	/s/ Heath L. Golden
Name: Heath L. Golden
Title: Chief Executive Officer

HAMPSHIRE BRANDS, INC. (f/k/a Hampshire Designers, Inc.), a Delaware corporation, as a Borrower

By:	/s/ Heath L. Golden
Name: Heath L. Golden
Title: Chairman

HAMPSHIRE SUB II, INC. (f/k/a Item-Eyes, Inc.), a Delaware corporation, as a Borrower
By:	/s/ Heath L. Golden
Name: Heath L. Golden
Title: Chairman

SCOTT JAMES, LLC
a Delaware limited liability company, as a Borrower

By:	/s/ Heath L. Golden
Name: Heath L. Golden
Title: Chairman

HAMPSHIRE INTERNATIONAL, LLC
a Delaware limited liability company, as a Borrower

By:	/s/ Heath L. Golden
Name: Heath L. Golden
Title: Chairman

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company, as Agent and as a Lender

By:	/s/ Jonathan R. Davison
Name: Jonathan R. Davison
Title: Vice President

GUARANTORS’ ACKNOWLEDGEMENT

The undersigned, each a guarantor of the “Obligations” of HAMPSHIRE BRANDS, INC. (f/k/a Hampshire Designers, Inc.), a Delaware corporation (“Hampshire Brands”), HAMPSHIRE SUB II, INC. (f/k/a Item-Eyes, Inc.), a Delaware corporation (“Hampshire Sub II”), SCOTT JAMES, LLC, a Delaware limited liability company (“Scott James”), and HAMPSHIRE INTERNATIONAL, LLC, a Delaware limited liability company (“Hampshire International”; Hampshire Brands, Hampshire Sub II, Scott James and Hampshire International are herein collectively called the “Borrowers” and each individually, a “Borrower”) under and as defined in that certain Credit Agreement dated as of October 28, 2010 (as amended or modified from time to time, collectively, the “Credit Agreement”) among HAMPSHIRE GROUP, LIMITED, a Delaware corporation (“Parent”), the Borrowers, the lenders party thereto (the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”), hereby (a) acknowledges receipt of the foregoing First Amendment to Credit Agreement and Consent of even date herewith among Parent, the Borrowers, the Lenders and the Agent (the “Amendment”); (b) consents to the terms and execution thereof; (c) reaffirms its obligations pursuant to the terms of that certain Guaranty Agreement dated as of October 28, 2010 executed by the undersigned in favor of the Agent (the “Guaranty”); and (d) acknowledges that the Agent and the Lenders may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrowers, or enter into any agreement or extend additional or other credit accommodations to the Borrowers, or release any Person liable for the Obligations or any Collateral securing the Obligations, in each case without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for the Borrowers’ present and future Obligations.

[Signatures on Next Page]

Each of the parties hereto has caused a counterpart of this Guarantors’ Acknowledgment to be duly executed and delivered as of the 15th day of August, 2011.

GUARANTORS:	HAMPSHIRE GROUP, LIMITED,
a Delaware corporation

	By:	/s/ Heath L. Golden
Name: Heath L. Golden
Title: Chief Executive Officer

SB CORPORATION,
a Delaware corporation

By:	/s/ Heath L. Golden
Name: Heath L. Golden
Title: Chairman

HAMPSHIRE SUB, INC. (f/k/a Shane Hunter, Inc.),
a Delaware corporation

By:	/s/ Heath L. Golden
Name: Heath L. Golden
Title: Chairman

MARISA CHRISTINA, INC.,
a Delaware corporation

By:	/s/ Heath L. Golden
Name: Heath L. Golden
Title: Chairman

MARISA CHRISTINA APPAREL, INC.,
a Delaware corporation

By:	/s/ Heath L. Golden
Name: Heath L. Golden
Title: Chairman

EXHIBIT A

Form of Honduran A/R Transfer Agreement

INSTRUMENT NUMBER………….(...) In the city of San Pedro Sula, Cortés, on the... day of August two thousand eleven. Before me, RENE LOPEZ RODEZNO, Attorney and Notary domiciled in Tegucigalpa, Municipio del Distrito Central, in transit in this city, registered under number four hundred twelve (0412), with exequátur number three hundred forty two (342) issued by the Supreme Court with offices as 1701, Avenida Repúlblica de Chile, Tegucigalpa, Municipio del Distrito Central, appear: VIRGILIO ALBERTO MONCADA DIAZ, of this domicile; and FERNANDO JOSE FIALLOS GUTIERREZ, domiciled in Tegucigalpa, Municipio del Distrito Central, in transit in this city; both attorneys, of legal age, married and Honduran; the first acts as Executor of the Special Resolution of the general extraordinary assembly of shareholders of the entity by the name of RG MERGER SUB, S.A., who for the purposes of this document shall be referred to as the Seller, and the second acts as Special Representative of the entity organized in the State of Delaware, United States of America by the name of HAMPSHIRE INTERNATIONAL, LLC, who for the purposes of this document shall be referred to as the Purchaser; both have been duly empowered to execute this document as it appears to the Notary based on the documents described at the end of this instrument. Both parties assure the notary that they are in full enjoyment of their civil rights, and thereby freely and spontaneously state: That the corporation and limited liability company, respectively, they represent have agreed to execute, as they in fact hereby execute, a RECEIVABLES PURCHASE AGREEMENT, which will be governed by the following clauses: FIRST: CERTAIN DEFINITIONS. VIRGILIO ALBERTO MONCADA DIAZ and FERNANDO JOSE FIALLOS GUTIERREZ; in the condition they appear; state they have agreed that for the purposes of this document the use following denominations and definitions as set forth:

1.1           Definitions. As used in this Receivables Purchase Agreement, the following terms shall, unless the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms of the terms defined):
"Agreements" means, together, this Receivables Purchase Agreement and each Assignment Confirmation.
"Assignment Confirmation" means the document to be delivered (either in hard copy or electronic format) from time to time by the Seller to the Purchaser, confirming the Receivables that have been (i) originated during the period since the date of delivery of the immediately preceding confirmation and (ii) assigned pursuant to this Receivables Purchase Agreement without the need of any further acts, as specified under article 765 of the Commercial Code and to the extent applicable article 21 of the Movable Property Security Law, each of which confirmations shall be in substantially the form set forth hereto as Exhibit A, it being understood that the delivery of an Assignment Confirmation is not a condition to the effectiveness of any assignment hereunder, each such assignment and transfer being self-effectuating in accordance with the terms hereof without the need for delivery of any Assignment Confirmations.
"Atlántida Receivables" means the receivables that arise from the shipment of goods before the date on which the merger described in the Deed of Merger has been consummated, it being understood that such receivables have been assigned or transferred by Seller to Banco Atlántida, S.A.
"Banco Atlántida Loan Agreement" means, collectively, (i) the Loan Agreement for US$1,458,339.00 destined to refinance certain existing loans granted by Banco Atlántida, S.A. to Rio Garment, S. de R.L. dated as of July 29, 2009 and (ii) the Loan Agreement for US$1,341,670.00 destined to refinance certain existing loans granted by Banco Atlántida, S.A. to Rio Garment, S. de R.L. dated as of July 29, 2009.

"Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or the Republic of Honduras shall be authorized or obligated by law, executive order, or governmental decree to be closed.
"Commercial Code" means the Commercial Code of the Republic of Honduras enacted through decree number 73 of the Honduran National Congress, and its amendments.
"Commercial Registry Office" means the Commercial registry office of San Pedro Sula, Cortés, in the Republic of Honduras.
"Deed of Merger" means the deed of merger filed by Hampshire Group, Limited, RG Merger Sub, S.A. and Rio Garment, S. de R.L. with the Commercial Registry in San Pedro Sula, Cortes, of the Republic of Honduras, in such form as is required by, and executed in accordance with, the relevant provisions of the Laws of the Republic of Honduras.
"Initial Payment Date" means that day that is after the day on which the registered Deed of Merger is returned to the applicable parties thereto, but in no event earlier than the day on which this Receivables Purchase Agreement is registered and returned to the Purchaser.
"Payment Date" means the Initial Payment Date, and each Business Day thereafter on which payment is made for the Receivables being purchased pursuant to this Receivables Purchase Agreement, as agreed by the parties hereto.
"Master Sourcing Agreement" means, with respect to (i) Aeropostale, Inc. and its affiliates, the Master Sourcing Agreement, dated as April 1, 2007, by and among Aeropostale, Inc., Aeropostale West, Inc. and RG Merger Sub, S.A. (as successor by merger to Rio Garment S. de R.L.), as such agreement has been and may be amended and supplemented from time to time and (ii) any additional account debtor, the agreements entered into by the Seller and such account debtor whether now in effect or entered into in the future and pursuant to which a Receivable arising from the sale of goods or redention of services by the Seller to such account debtor is created, including without limitation all sales made and services rendered under any of the Seller's tradenames or styles or through any of the Seller's divisions in connection with such agreement.

"Movable Property Security Law" means the Movable Property Security Law of the Republic of Honduras enacted through decree number 182-2009 of the Honduras National Congress which regulates, among others, the creation and perfection for an assignment or transfer of credits. "Movable Security Registry Office" means the movable security registry office in the Republic of Honduras.
"Purchaser" has the meaning assigned to such term in the introductory paragraph hereof. "Receivable" or "Receivables" means each and all of the Seller's present and future accounts receivable (whether such receivable is in the form of a promissory note or otherwise) created by or arising from the sale of goods or rendition of services by the Seller under each Master Sourcing Agreement or any other means (except for the Atlantida Receivables), which are hereby transferred to the Purchaser, as well as all credit, property and other rights relating to said accounts receivable. This includes, without limitation, all sales made and services rendered under any of the Seller's trade names or styles or through any of the Seller's divisions in connection with each Master Sourcing Agreement or such other means.
"Receivable File" means, as such relates to any Receivable, records, files and books of account (including, without limitation, paper records, computer-based data, records or media, electronic records, tapes, discs, etc., and all programs and procedure manuals relating thereto). "Receivables Purchase Agreement" means this Receivables Purchase Agreement, as this agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
"Receivables Purchase Price" means a price in consideration for the purchase of Receivables equal to the product of (a) the gross amount of the respective invoices issued in connection with such Receivables being purchased hereunder (less fees or commissions relating thereto, reasonable trade and cash discounts allowable to the Seller's account debtors and reasonable credits and allowances) and (b) ninety-seven percent (97%).

"Schedule of Receivables" means the schedule of Receivables accompanying each Assignment Confirmation.
"Seller" has the meaning assigned to such term in the introductory paragraph hereof. "Transferred Property" shall have the meaning set forth in Clause second Section 2.1(a).
"UCC" means the Uniform Commercial Code of the United States of America, as in effect from time to time in the relevant jurisdictions.
1.2           Other Definitional Provisions. Unless the context otherwise requires:
(a)           All references in this instrument to designated "Clauses," "Sections," "Subsections" and other subdivisions are to the designated Clauses, Sections, Subsections and other subdivisions of this instrument as originally executed.
(b)           The words "herein," "hereof," "hereunder" and other words of similar import refer to this Receivables Purchase Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision.
(c)           an accounting term not otherwise defined herein has the meaning assigned to it in accordance with generally accepted accounting principles as in effect from time to time;
(d)           "or" is not exclusive; and
(e)           "including" means including without limitation.

SECOND: PURCHASE AND SALE OF RECEIVABLES. VIRGILIO ALBERTO MONCADA DIAZ and FERNANDO JOSE FIALLOS GUTIERREZ; in the condition they appear declare that they have agreed as follows:
2.1           Purchase and Sale of Receivables. Subject to the terms, obligations, conditions, covenants and other stipulations of this Receivables Purchase Agreement, the Seller hereby sells to the Purchaser, without recourse, all of the Seller's right, title and interest in, to and under the Receivables and the other Transferred Property relating thereto. The conveyance to the Purchaser of the Receivables and other Transferred Property relating thereto is intended as a present sale, on the date hereof, free and clear of all liens (except as otherwise permitted herein) and it is intended that the Transferred Property and other property conveyed to the Purchaser shall be an absolute conveyance and shall not be part of the Seller's estate in the event of the declaration of bankruptcy of the Seller.
(a)           Transfer of Receivables. From the date of this Receivables Purchase Agreement, the Seller and the Purchaser agree that upon the origination or existence of a Receivable there will be, without the need of any further transmittal acts (as specified under article 765 of the Commercial Code and to the extent applicable article 21 of the Movable Property Security Law), an assignment and/or a transfer to Purchaser and without recourse (subject to the obligations herein) of all right, title and interest of the Seller in and to the following (collectively, the "Transferred Property"):
(i)            such Receivable and all monies received thereunder and all monies due or to become due and all other recoveries received with respect to such Receivable;
(ii)           the security interest in the goods granted by any account debtor pursuant to such Receivable and any other interest or right of the Seller in such goods arising from any applicable law or from any existing agreements with such account debtor;

(iii)          the security interest and/or any credit rights in any proceeds from claims in respect of any physical damage relating to the goods securing such Receivable;
(iv)          the Receivable File related to such Receivable;
(v)           all property that secures such Receivable that has been acquired by or on behalf of the Seller (including promissory notes and chattel paper);
(vi)          all credit rights arising from the related Master Sourcing Agreement or any purchase order, invoice, promissory note or bill of exchange issued in connection with such receivable as well as any rights in connection with an account debtor default in respect of such receivable;
(vii)         the proceeds of any and all of the foregoing; and
(viii)        all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, insurance proceeds, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.
(b)            Receivables Purchase Price. In consideration for the Receivables and other Transferred Property described in this Clause second Section 2.1(a), the Purchaser shall, on each Payment Date, pay to the Seller the Receivables Purchase Price in United States dollars as a same currency or pago en efectivo payment in accordance with article 709 of the Commercial Code. In addition the Purchaser has the right to and, to the extent permitted by Honduran law , without prior authorization, demand, protest or notice from or to the Seller, set-off and apply against such applicable and due Receivable Purchase Price any credit, indebtedness, or claims in any currency owing by the Seller to or for the credit of the Purchaser.

THIRD: REPRESENTATIONS AND WARRANTIES. VIRGILIO ALBERTO MONCADA DIAZ and FERNANDO JOSE FIALLOS GUTIERREZ; in the condition they appear; declare respectively as follows:
3.1           Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller on and as of the date hereof and on and as of each Payment Date (which representations and warranties shall survive the applicable Payment Date):
(a)           Organization and Good Standing. The Purchaser has been duly formed and is validly existing as a limited liability company under the laws of the State of Delaware, in good standing thereunder, with power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted, and had at all relevant times, and shall have, power, authority and legal right to acquire and own the Receivables.
(b)           Power and Authority. The Purchaser has the power and authority to execute and deliver the Agreements and to carry out its terms and the execution, delivery and performance of the Agreements have been duly authorized by the Purchaser by all necessary limited liability company action.
(c)           Binding Obligation. The Agreements shall constitute a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and general principles of equity.
(d)           No Violation. The execution, delivery and performance by the Purchaser of the Agreements and the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof do not conflict with, result in a breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the governing documents of the Purchaser, or any indenture, agreement, mortgage, deed of trust, or other instrument to which the Purchaser is a party or by which it is bound or to which any of its properties are subject; nor violate any law, order, rule or regulation applicable to the Purchaser of any court or of any Federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Purchaser or its properties.

(e)           No Proceedings. There are no proceedings or investigations pending, or to the Purchaser's best knowledge, threatened, before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Purchaser or its properties: (A) asserting the invalidity of the Agreements; or (B) seeking any determination or ruling that might materially and adversely affect the performance by the Purchaser of its obligations under, or the validity or enforceability of, the Agreements.
3.2           Representations and Warranties of the Seller. (a) The Seller hereby represents and warrants to the Purchaser on and as of the date hereof and on and as of each Payment Date (which representations and warranties shall survive the applicable Payment Date):
(i)            Organization; Good Standing and Qualification. The Seller is a duly organized and validly existing business organization incorporated or registered in the Republic of Honduras, and is qualified to do business in all jurisdictions where required.
(ii)           Power and Authority. The Seller has the power and authority to execute and deliver the Agreements and to carry out their terms; the Seller has full power and authority to sell and assign the property sold and assigned to the Purchaser and has duly authorized such sale and assignment to the Purchaser by all necessary corporate action; and the execution, delivery and performance of the Agreements have been duly authorized by the Seller by all necessary corporate action.
(iii)          Valid Sale; Binding Obligation. This Receivables Purchase Agreement effects a valid present sale, transfer and assignment of the Receivables and the other Transferred Property conveyed to the Purchaser pursuant to Clause second Section 2.1, enforceable against creditors of the Seller in accordance with its terms once it is duly filed and registered in the Commercial Registry Office and against account debtors of the Seller once the above registration has occurred and such account debtors have received due notice of the assignment made pursuant to this Receivables Purchase Agreement; and this Receivables Purchase Agreement shall constitute a legal, valid and binding obligation of the Seller enforceable in accordance with its terms.

(iv)          No Violation. Unless the required written notice is not given by the Seller to Banco Atlántida, S.A. pursuant to the Banco Atlántida Loan Agreement, the execution, delivery and performance by the Seller of the Agreements and the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof do not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under the governing documents of the Seller, or any indenture, agreement, mortgage, deed of trust, or other instrument to which the Seller is a party or by which it is bound or to which any of its properties are subject; nor violate any law, order, rule or regulation applicable to the Seller of any court or of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties.
(v)           No Proceedings. There are no proceedings or investigations pending, or to the Seller's best knowledge, threatened, before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Seller or its properties: (A) asserting the invalidity of the Agreements or the Receivables; or (B) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, the Agreements.
(vi)          No Consents. No consent, approval, authorization or order of, or declaration, filing, recording or registration with, any governmental authority is required for the consummation of the transactions contemplated by this Receivables Purchase Agreement, except for the filing and registration at the Commercial Registry Office of this Receivables Purchase Agreement.
(vii)         Financial Condition. The Seller has a positive net worth and is able to and does pay its liabilities as they mature. The Seller is not in default under any obligation to pay money to any Person except for matters being disputed in good faith which do not involve an obligation of the Seller on a promissory note or other similar instrument or agreement evidencing debt for borrowed money. The Seller will not use the proceeds from the transactions contemplated by the Agreements to give any preference to any creditor or class of creditors, and this transaction will not leave the Seller with remaining assets which are unreasonably small compared to its ongoing operations.

(viii)        Fraudulent Conveyance. The Seller is not selling the Receivables to the Purchaser with any intent to hinder, delay or defraud any of its creditors; the Seller will not be rendered insolvent as a result of the sale of the Receivables to the Purchaser.
(ix)           Certificate, Statements and Reports. The statements, reports and other documents prepared by the Seller and furnished by the Seller to the Purchaser pursuant to this Receivables Purchase Agreement and in connection with the transactions contemplated hereby, when taken as a whole, do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.
(b)           The Seller makes the following representations and warranties as to the Receivables and the other Transferred Property relating thereto on which the Purchaser relies in accepting the Receivables and the other Transferred Property relating thereto. Such representations and warranties speak as of the applicable Payment Date (in the case of the Receivables and the other Transferred Property related thereto):
(i)             Characteristics of Receivables. Each Receivable arises out of an actual and bona fide sale and delivery of goods or rendition of services to account debtors, made by the Seller in the ordinary course of its business; the goods and inventory sold and the Receivables created are Seller's exclusive property and are not and shall not be subject to any lien, consignment arrangement, claims, encumbrance, security interest or financing statement whatsoever, other than in the Purchaser's favor, unless the Seller has notified the Purchaser prior to the applicable Payment Date; the goods or services giving rise to each Receivable have been shipped or performed, as the case may be, and billed to the account debtor thereunder; the Seller's account debtors have accepted the goods or services and owe and are obligated to pay the full amounts stated in the invoices in United States dollars according to their terms, without dispute, right of rescission, claim, offset, defense, deduction, recoupment, counterclaim or contra account unless the Seller has notified the Purchaser prior to the applicable Payment Date; if the Receivable is evidenced by a promissory note, such note has been fully and properly executed by the parties thereto and has been validly assigned through its endorsement in property by the Seller to the Purchaser; and each Receivable contains customary and enforceable provisions such that the rights and remedies of the holder or assignee thereof shall be adequate for realization against the collateral of the benefits of the security including, without limitation, a right of reclamation, repossession and replevin following a default.

(ii)           Additional Receivables Characteristics.
(A)          No Receivable (i) is more than 120 days past due from the original invoice date and (ii) has selling terms of more than 95 days.
(B)          There is no account debtor under any Receivable that is (i) an affiliate, employee or agent of the Seller or the Purchaser, (ii) the government or a governmental or municipal authority of the Republic of Honduras or (iii) the government, a governmental or municipal authority, or an instrumentality of the United States of America or any State of the United States of America.
(C)          There are no Receivables arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the account debtor thereunder may be conditional.
(D)          None of the Receivables represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the Seller of the subject contract for goods or services.
(iii)          Schedule of Receivables. The information with respect to the Receivables set forth in the Schedule of Receivables accompanying the Assignment Confirmation is true and correct in all material respects.
(iv)          Compliance with Law. Each Receivable (A) complied at the time the related Receivable was originated or made and at the applicable Payment Date complies in all material respects with all requirements of applicable laws and regulations thereunder, and (B) without limiting the generality of the foregoing, is not subject to liabilities and is not rendered unenforceable based on general theories of contract limitation or relief including, without limitation, theories based on unconscionable, deceptive, unfair, or predatory sales or financing practices.

(v)            Receivables in Force; No Waiver. No Receivable has been subordinated or rescinded, nor has any provision of a Receivable been waived, except as otherwise disclosed to the Purchaser prior to the applicable Payment Date.
(vi)           No Amendments. In each case where there is a contract between the Seller and the account debtor relating to a Receivable, the terms of the applicable contract have not been waived, altered, amended or modified (including, without limitation, extensions) in any material respect, except by instruments or documents identified in the Receivable File with respect thereto, and no such waiver, alteration, amendment or modification has caused such Receivable to fail to meet all of the representations, warranties, and conditions set forth herein with respect thereto. Such contract constitutes the entire agreement between the Seller and the related account debtor.
(vii)          Title.           It is the intention of the Seller that the transfer and assignment herein contemplated constitutes a present sale of the Receivables and the Transferred Property from the Seller to the Purchaser and that the beneficial interest in and title to such Receivables and the Transferred Property not be part of the Seller's estate in the event of the declaration of bankruptcy of the Seller under any bankruptcy law. Except as otherwise permitted herein, no Receivable or other Transferred Property has been sold, transferred, assigned, or pledged by the Seller to any Person other than the Purchaser. Immediately prior to the transfer and assignment herein contemplated, the Seller had good and marketable title to each Receivable and the other Transferred Property and, except as otherwise permitted herein, was the sole owner thereof, free and clear of all liens, claims, encumbrances, security interests, and rights of others, and, immediately upon the transfer thereof as well as filing and registration of this Receivables Purchase Agreement in the Commercial Registry Office, the Purchaser shall have good and marketable title to each such Receivable and other Transferred Property and, except as otherwise permitted herein, will be the sole owner thereof, free and clear of all liens, encumbrances, security interests, and rights of others.
(viii)         Lawful Assignment Confirmation. No Receivable has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, and assignment of such Receivable under this Receivables Purchase Agreement shall be unlawful, void, or voidable. The Seller has not entered into any agreement with any account debtor that prohibits, restricts or conditions the assignment of any portion of the Receivables.

(ix)           Valid and Binding Obligation of Account Debtor. Each Receivable is the legal, valid and binding obligation in writing of the account debtor thereunder and is enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.
(x)            Characteristics of Account Debtors. As of the date of each account debtor's purchase of goods or services from which the related Receivable arises, each account debtor (A) did not have any material past due credit obligations, (B) was not the subject of any bankruptcy, insolvency or similar proceeding, (C) had not been the subject of more than one bankruptcy, insolvency or similar proceeding, (D) was domiciled in the United States, (E) was not a person named on the list of Specially Designated Nationals maintained by The Office of Foreign Assets Control of the U.S. Department of Treasury.
(xi)           Receivable File; Invoices. On or prior to the applicable Payment Date, the Seller has delivered to the Purchaser a complete Receivable File with respect to the Receivables and copies of all invoices, together with the Assignment Confirmation relating to the Receivables and such proof of order, shipment or delivery as the Purchaser has required.
(xii)          Receivables Not Assumable. No Receivable is assumable by another Person in a manner that would release the account debtor thereof from such account debtor's obligations to the Purchaser with respect to such Receivable.
(c)            The representations and warranties contained in this Receivables Purchase Agreement shall not be construed as a warranty or guaranty by the Seller as to the future payments by any account debtor of Seller. The sale of the Receivables pursuant to this Receivables Purchase Agreement shall be "without recourse" against Seller, except for the representations, warranties and covenants made by the Seller in this Receivables Purchase Agreement.

FOURTH: CONDITIONS. VIRGILIO ALBERTO MONCADA DIAZ and FERNANDO JOSE FIALLOS GUTIERREZ; in the condition they appear; continue to declare respectively as follows:
4.1           Conditions to Obligation of the Purchaser. The obligation of the Purchaser to purchase and pay for the Receivables pursuant to this Receivables Purchase Agreement is subject to the satisfaction of the following conditions:
(a)           Representations and Warranties True. The representations and warranties of the Seller set forth in clause third section 3.2 (a) shall be true and correct on and as of the date hereof, and the Seller shall have performed all obligations to be performed by it hereunder on or prior to such date.
(b)           Computer Files Marked. The Seller shall, at its own expense, from and after the date hereof indicate in its computer files or any other accounting records required to be kept by the Seller under the laws of Honduras, that the Receivables have been sold to the Purchaser pursuant to this Receivables Purchase Agreement.
(c)           Documents to be Delivered. On the date hereof, the Seller shall deliver the following documents to the Purchaser:
(i)            Evidence of Account Debtor Notice. The Seller shall deliver evidence to the Purchaser that it has given notice to the account debtors under each Master Sourcing Agreement or otherwise of (A) the assignment and transfer of all present and future Receivables under their respective Master Sourcing Agreement or otherwise and (B) the instructions/place of payment for all such Receivables.
(ii)           Legal Opinions. The Seller shall deliver to the Purchaser a legal opinion of Seller's counsel, with respect to bankruptcy (including true sale and non-consolidation), corporate, tax and such other matters as the Purchaser shall request, dated as of the date hereof and satisfactory in form and substance to the Purchaser.
(iii)          Other Documents. The Seller shall deliver such other documents as the Purchaser may reasonably request.

4.2           Conditions to Obligation of the Seller. The obligation of the Seller to sell the Receivables to the Purchaser is subject to the satisfaction of the following conditions.
(a)           Representations and Warranties True. The representations and warranties of the Purchaser hereunder shall be true and correct on and as of the date hereof, and the Seller shall have performed all obligations to be performed by it hereunder on or prior to such date.
(b)           Receivables Purchase Price. On each Payment Date, the Purchaser will deliver to the Seller the Receivables Purchase Price as provided in Clause second Section 2.1(b).
FIFTH: COVENANTS OF THE SELLER. VIRGILIO ALBERTO MONCADA DIAZ and FERNANDO JOSE FIALLOS GUTIERREZ; in the condition they appear; stipulate as follows: The Seller agrees with the Purchaser as follows:
5.1           Protection of Right, Title and Interest.
(a)           Filings. The Seller shall cooperate fully with the Purchaser to cause all necessary documents covering the right, title and interest of the Purchaser in and to the Receivables and the other Transferred Property to be promptly filed and registered, and at all times to be kept filed and registered, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Purchaser hereunder to the Receivables and the other Transferred Property. In connection therewith the Seller expressly authorizes the Purchaser to file and register at the Commercial Registry Office this Receivables Purchase Agreement and any other related document (including any additional credits/receivables to be assigned), as well as any necessary registration renewal. The Purchaser in connection with the obligations set forth above will execute any and all documents reasonably required to fulfill the intent of this Clause fifth Section 5.1(a). Furthermore, the Seller hereby irrevocably authorizes the Purchaser at any time and from time to time to file in any Uniform Commercial Code jurisdiction financing statements (including amendments and continuations thereto) that (i) indicate the Receivables and the other Transferred Property (A) as general intangibles, accounts, goods, instruments, chattel paper and as to proceeds, all assets, or (B) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Seller is an organization, the type of organization and any organization identification number issued to the Seller (if required by the applicable jurisdiction). The Seller agrees to furnish any such information to the Purchaser promptly upon the Purchaser's request. In the event the Seller fails to perform its obligations under this subsection, to the extent permitted under applicable law, the Purchaser may do so at the expense of the Seller.

(b)           Accounts and Records. The Seller shall maintain accounts and records as to each Receivable accurately and in sufficient detail to permit the reader thereof to know at any time the status of such Receivable, including payments and recoveries made and payments owing (and the nature of each).
(c)           Sale of Other Receivables. lf at any time the Seller shall propose to sell, grant a security interest in, or otherwise transfer any interest in any goods (other than the Receivables) to any prospective purchaser, lender, or other transferee, the Seller shall give to such prospective purchaser, lender, or other transferee computer tapes, records, or print-outs (including any restored from back-up archives) that, if they shall refer in any manner whatsoever to any Receivable, shall indicate clearly that such Receivable has been sold and is owned by the Purchaser unless such Receivable has been paid in full.
(d)           Access to Records. The Seller shall permit the Purchaser and its agents at any time during normal business hours to inspect, audit, and make copies of and abstracts from the Seller's records regarding any Receivable.
(e)           List of Receivables. Upon request, the Seller shall furnish to the Purchaser, within five Business Days, a list of all Receivables (by contract number and name of the account debtor) then owned by the Purchaser, together with a reconciliation of such list to the applicable Schedule of Receivables.
(f)            Receivable File; Assignment Confirmation; Schedule of Receivables. On or prior to each Payment Date, the Seller shall deliver, either in hardcopy or electronic format to the Purchaser, a complete Receivable File with respect to each such Receivable to be kept, either in hardcopy or electronic format, at the locations provided by the Purchaser from time to time. On each Payment Date, the Seller shall deliver to the Purchaser the Assignment Confirmation and the related Schedule of Receivables.
(g)           Invoices. Each of the Seller's invoices shall bear a notice (in form and content approved by the Purchaser) that the Receivable represented thereby has been sold, assigned and transferred to the Purchaser, and is owned by and payable only to the Purchaser; all invoices shall be mailed by the Seller to the Seller's account debtors at the Seller's expense; the Seller shall provide the Purchaser with copies of all invoices, and with such confirmation of the transfer of the Receivables to the Purchaser and such proof of order, shipment or delivery as the Purchaser may require; the Seller's printed name or rubber stamp signature on invoices and confirmatory assignment schedules shall have the same legal effect as a manual signature by one of the Seller's authorized officers or agents.

5.2           Other Liens or Interests. Except for the conveyances hereunder and as otherwise permitted herein, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any lien on any interest therein, and the Seller shall defend the right, title, and interest of the Purchaser in, to and under the Receivables, and the goods or services that give rise to the Receivables, and the other Transferred Property against all claims of third parties claiming through or under the Seller.
5.3           Chief Executive Office. During the term of this Receivables Purchase Agreement, the Seller will maintain its principal place of business, or if there is more than one principal place of business, its chief executive office in Honduras and not open an office in the United States without giving 60 days prior notice to Purchaser.
5.4           Costs and Expenses. The Seller agrees to pay all reasonable costs and disbursements in connection with the enforeceability, as against all third parties, of the Purchaser's right, title and interest in and to the Receivables.
5.5           Indemnification. The Seller shall defend, indemnify, and hold harmless the Purchaser from and against any and all taxes, except for taxes on the net income of the Purchaser, that may at any time be asserted against the Purchaser with respect to the transactions contemplated herein, including, without limitation, any sales, gross receipts, general corporation, tangible personal property, privilege, or license taxes, and costs and expenses in defending against the same. Indemnification under this Clause fifth Section 5.5 shall include reasonable fees and expenses of litigation. These indemnity obligations shall be in addition to any obligation that the Seller may otherwise have.

SIXTH: MISCELLANEOUS PROVISIONS. VIRGILIO ALBERTO MONCADA DIAZ and FERNANDO JOSE FIALLOS GUTIERREZ; in the condition they appear, agree respectively as follows:
6.1           Obligations of Seller. The obligations of the Seller under this Receivables Purchase Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Receivable.
6.2           Amendment. This Receivables Purchase Agreement may be amended by the parties at any time from time to time as agreed to by the parties.
6.3           Waivers. No failure or delay on the part of the Purchaser in exercising any power, right or remedy under the Agreements shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.
6.4           Notices. All communications and notices hereunder may be made from time to time as agreed to by the parties.
6.5           Representations of the Seller and the Purchaser. The respective agreements, representations, warranties and other statements by the Seller and the Purchaser set forth in or made pursuant to this Receivables Purchase Agreement shall remain in full force and effect and will survive the purchase of Receivables under Clause second Section 2.1 hereof.
6.6           Headings and Cross-References. The various headings in this Receivables Purchase Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Receivables Purchase Agreement. References in this Receivables Purchase Agreement to Section names or numbers are to such Sections of this Receivables Purchase Agreement.

6.7           Authorization of Seller. The Purchaser expressly designates and authorizes the Seller to file and register at the Commercial Registry Office this Receivables Purchase Agreement and any other related document (including any additional credits/receivables to be assigned), as well as any necessary registration renewal.
Additionally, if at any time during the existence of this Receivables Purchase Agreement the Movable Security Registry Office provides for the required registration forms pursuant to the Movable Property Security Law, this Receivable Purchase Agreement shall be filed and registered at the Movable Security Registry Office; in which case the Purchaser expressly designates and authorizes the Seller to file and register at the Movable Security Registry Office the applicable registration forms, this Receivable Purchase Agreement and any other related document, as well as any registration renewal form.
6.8           Governing Law. THIS RECEIVABLES PURCHASE AGREEMENT AND THE ASSIGNMENT EFFECTED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS RECEIVABLES PURCHASE AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY TO THIS RECEIVABLES PURCHASE AGREEMENT SHALL BE GOVERNED BY, THE LAWS OF THE REPUBLIC OF HONDURAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
SEVENTH: EXHIBIT A.   FORM OF ASSIGNMENT CONFIRMATION.
VIRGILIO ALBERTO MONCADA DIAZ and FERNANDO JOSE FIALLOS GUTIERREZ; in the condition they appear; mutually agree that EXHIBIT A, specifically the form of Assignment Confirmation will be the following:

"ASSIGNMENT CONFIRMATION
For value received, on this date, in accordance with the Receivables Purchase Agreement dated as of August [     ], 2011, between the undersigned (the "Seller") and Hampshire International, LLC (the "Purchaser") (the "Receivables Purchase Agreement"), the undersigned does hereby confirm that pursuant and subject to the referred Receivables Purchase Agreement it has sold, transferred, assigned and otherwise conveyed unto the Purchaser, without recourse against itself , all right, title and interest of the Seller in and to (i) the Receivables listed in the accompanying Schedule of Receivables and all monies received thereunder and all monies due or to become due and all other recoveries received with respect to such Receivables; (ii) the security interest in the goods granted by any account debtor pursuant to the Receivables and any other interest or right of the Seller in such goods arising from any applicable Law or from any existing agreements with such account debtor; (iii) the security interest and/or any credit rights in any proceeds from claims on any physical damage relating to the goods securing the Receivables; (iv) the Receivables File related to each Receivable; (v) all property that secures a Receivable that has been acquired by or on behalf of the Seller (including promissory notes and chattel paper); (vi) all credit rights arising from any Master Sourcing Agreement or any invoice, promissory note or bill of exchange issued in connection with such Receivables as well as any rights in connection with an account debtor default in respect of such Receivables; (vii) the proceeds of any and all of the foregoing; and (viii) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, insurance proceeds, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing (collectively, the "Transferred Property").
THIS ASSIGNMENT CONFIRMATION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE REPUBLIC OF HONDURAS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Receivables Purchase Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Assignment Confirmation to be duly executed (date).
RG MERGER SUB, S.A
By
Name:
Title:".
This is what they have said and granted, and all of them with knowledge of the right they have to read this document on their own having agreed to it I read it in full, and its content is hereby ratified, signed and the grantors hereby affix their fingerprint. I attest to above, the knowledge, age, marital status, profession and domicile of each of them, of warning them of their obligation to register this public deed in the corresponding public registry, as well as having had before me the following documents: a) [ Public deed of articles of Incorporation and Bylaws of RG MERGER SUB, S.A.]; b) [Duly recorded public deed of Merger]; c) [Duly recorded public deed notarizing the resolution of the general ordinary assembly of shareholders of RG MERGER SUB, SA., authorizing the execution of this transaction and designating Virgilio Alberto Moncada Díaz to execute this document]; d) Duly apostilled and officially translated POA of HAMPSHIRE INTERNATIONAL, LLC authorizing this transaction and empowering FERNANDO JOSE FIALLOS GUTIERREZ to execute this document] ; and, e) Identification Cards and Income Tax Registry Numbers and , of the grantors in their order respectively.

EXHIBIT B
Form of Honduran Opinion

López Rodezno & Asociados
Abogados - Attorneys at Law
Edificio Palmira # 1701, 5to. Piso
Avenida República de Chile
Tegucigalpa, Honduras

August 16, 2011

Hampshire International, LLC
114 W. 41st Street
New York, New York 10036

Wells Fargo Capital Finance, LLC
1100 Abernathy Road, Suite 1600
Atlanta, GA 30328

Dear Sirs:

We have acted as special Honduran counsel to RG Merger Sub, S.A., a company incorporated under the laws of Honduras (the “Seller”) in connection with the Receivables Purchase Agreement executed through a Honduran Law public deed dated as of August 16, 2011 (the “Purchase Agreement”), between the Seller and Hampshire International, LLC Limited, a Delaware limited liability corporation (the “Purchaser”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.  This opinion letter is being delivered pursuant to Section 4.1(c) (ii) of the Purchase Agreement.

In rendering the opinions expressed below, we have examined executed copies of the following agreements, instruments and other documents:

1.	the Purchase Agreement;

2.	Seller corporate documents listed in Schedule I hereto;

3.	The documents and records on Schedule II hereto;

4.	The duly notarized, apostilled and recorded POA granted by the Purchaser to Mr. Fernando Jose Fiallos Gutierrez dated July 29, 2011;

and such other documents, governmental approvals and filings, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

In giving the opinions below, and considering the above documents, we have assumed (without investigation on our part):

a.	the genuineness of all signatures thereon (other than the signatures of the Seller);

b.	the authenticity of all documents and records presented as originals, and the conformity with the originals of all documents and records presented as copies;

c.	that the making and performance of the Purchase Agreement is within the power and authority of, and has been duly authorized by the Purchaser; and

d.
that the Purchaser has satisfied those legal requirements that are applicable to it under the applicable law (other than the law of Honduras) to the extent necessary to make the Purchase Agreement enforceable against it.

Based on the foregoing assumptions and subject to the qualifications set out below, we are of the opinion that:

1.
The Seller is a corporation duly organized and validly existing and in good standing under the laws of Honduras.  The Seller has all requisite power and authority to own its property and to conduct its business as currently being conducted and to execute, deliver and perform its obligations under the Purchase Agreement.

2.
The execution and delivery by the Seller of and the performance by it of its obligations under the Purchase Agreement have been duly authorized by all necessary corporate and shareholder action on its part.

3.
The Purchase Agreement has been duly executed and delivered by the Seller and the Purchaser and constitutes the legal, valid and binding agreement of the Seller and Purchaser, enforceable against the Seller and Purchaser in accordance with its terms.

4.
Upon a bankruptcy proceeding initiated against or by the Seller, a court will hold that the receivables sold by the Seller to the Purchaser pursuant to the Purchase Agreement would constitute sales of, not loans secured by, the receivables.  Therefore, such court would hold that the receivables and the proceeds thereof would not constitute property of Seller’s estate under applicable law.

5.
The execution and delivery by the Seller of the Purchase Agreement, and the consummation of the transactions therein contemplated constitute an assignment of the Transferred Property to the Purchaser, and thus upon registration of such document at the Commercial Registry of San Pedro Sula, the Seller cannot create any lien on the Transferred Property in benefit of a creditor; and the Transferred Property cannot be subject to any type of attachments, encumbrances or liens by a Court order or disposition.

Oficina Principal: Edificio Palmira # 1701, 5to. Piso, Avenida República de Chile, Tegucigalpa, Honduras, tel. (504) 22394523; (504) 22394493 - Oficina SPS: Edificio Goldbrand, 1ra calle, 7 - 8 avenida, S.O. Tel. (504) 25161106
www.lopezrodezno.com

6.	The Purchase Agreement is in proper legal form under the laws of Honduras for the enforcement thereof against the Seller under such law.

7.
No authorization, consent or approval of, giving of notice to, registration, declaration or filing with, or taking of any action in respect of, any governmental authority or agency of Honduras is required to be obtained or taken by the Seller (a) in connection with the execution, delivery and performance by the Seller and the Purchaser of the Purchase Agreement, (b) to ensure that the obligations of the Seller and the Purchaser under the Purchase Agreement are legal, valid, binding and enforceable, and to make the Purchase Agreement admissible in evidence, in the courts of Honduras or (c) to permit the Purchaser to exercise any right, privilege or remedy afforded under the Purchase Agreement or applicable law or to enforce any of its rights, privileges or remedies in any court or other tribunal in Honduras; other than the registration of the Purchase Agreement at the Commercial Registry of San Pedro Sula, process which is already underway.

8.
No income, stamp or other taxes or levies, imposts, deductions, charges, compulsory loans or withholdings are or will be, under applicable law in Honduras, as presently in effect, imposed, assessed, levied or collected by any governmental authority or agency in Honduras on or in respect of the execution, delivery or performance by the Seller of the Purchase Agreement, or the enforcement or admissibility into evidence thereof, other than: (i) registration charges, and bar stamp duties payable in connection with the filing of the Purchase Agreement at the Commercial Registry of San Pedro Sula which have already been paid; and (ii) in case of any amendment to the Purchase Agreement, the applicable registration charges and bar stamp duties payable in connection with the filing thereof in the Commercial Registry of San Pedro Sula.

9.
It is not necessary under the laws of Honduras or a condition to the ability of the Purchaser to bring a legal action in the courts of Honduras against the Seller in respect of or otherwise enforce the Purchase Agreement that the Purchaser be licensed or has complied with any requirement in Honduras necessary to enable it to do or carry on business in Honduras.

10.
The Purchaser is not and will not be deemed resident, carrying on business or subject to taxation in Honduras solely by reason of the execution or delivery, or enforcement in Honduras of the Purchase Agreement to which the Purchaser is a party or entitled to enforce.

11.
The execution, delivery and performance by the Seller of the Purchase Agreement do not contravene the governing documents of the Seller or any statute, rule or regulation of Honduras applicable to the Seller or agreements listed on Schedule II.

Oficina Principal: Edificio Palmira # 1701, 5to. Piso, Avenida República de Chile, Tegucigalpa, Honduras, tel. (504) 22394523; (504) 22394493 - Oficina SPS: Edificio Goldbrand, 1ra calle, 7 - 8 avenida, S.O. Tel. (504) 25161106
www.lopezrodezno.com

12.
The execution of the Purchase Agreement does not contravene the terms of that certain Pledge Agreement between the Company and Banco Atlántida dated August 20, 2008 and documented in the public deed number 79 authorized on August 20, 2008 by the Notary Erdulfo Láinez Mejía and registered under number 86 book 564 of the Commercial Registry of San Pedro Sula (the “Pledge Agreement”), pursuant to which the Company has created a first priority pledge over its inventory for the purpose of securing amounts owed by the Company to Banco Atlántida.  Furthermore the security interest created under the Pledge Agreement (i) does not result in a limitation to the transactions contemplated under the Purchase Agreement and thus the sale and assignment of the Transferred Property is valid and enforceable under Honduran law and (ii) does not attach to any of the Transferred Property pursuant to the terms of the Pledge Agreement or by operation of applicable law.

13.
The Seller is subject to the relevant commercial law of Honduras, and is generally subject to suit, and neither the Seller nor any of its properties enjoys any right of immunity from any judicial proceedings.

14.
Based solely upon the review of searches conducted with the Movable Security Registry Office and at the Commercial Registry of San Pedro Sula, the Transferred Property is not subject to any perfected liens.

This legal opinion is subject to the following qualifications:

This opinion is given solely for the benefit of the addressees hereof, relates exclusively to the transaction outlined above and may not be used or relied upon by any other person or used in connection with any other transaction without our express prior written consent.  The foregoing opinions are limited to matters involving the laws of Honduras as in effect on the date hereof, and we do not express any opinion as to the laws of any other jurisdiction.

Yours very truly,

Jorge López Loewenberg
Partner
López Rodezno & Asociados

Oficina Principal: Edificio Palmira # 1701, 5to. Piso, Avenida República de Chile, Tegucigalpa, Honduras, tel. (504) 22394523; (504) 22394493 - Oficina SPS: Edificio Goldbrand, 1ra calle, 7 - 8 avenida, S.O. Tel. (504) 25161106
www.lopezrodezno.com

SCHEDULE I

Seller Corporate Documents

1.           Public deed number 27 authorized by the Notary René López Rodezno on May 26, 2011 and registered under number 23 book 678 of the Mercantile Registry Office of San Pedro Sula, Cortés, Republic of Honduras, which contains the articles of incorporation and bylaws of RG merger Sub, S.A.

2.           Public deed number 43 authorized by the Notary René López Rodezno on August 10, 2011, which contains the shareholder assembly minute authorizing the execution of the Purchase Agreement and designating Mr. Virgilio Moncada Díaz as authorized representative for the execution of said agreement.

Oficina Principal: Edificio Palmira # 1701, 5to. Piso, Avenida República de Chile, Tegucigalpa, Honduras, tel. (504) 22394523; (504) 22394493 - Oficina SPS: Edificio Goldbrand, 1ra calle, 7 - 8 avenida, S.O. Tel. (504) 25161106
www.lopezrodezno.com

SCHEDULE II

Seller Agreements

1.           Loan Agreement for US$1,458,339.00 between Banco Atlántida, S.A. and Rio Garment, S. de R.L. dated July 29, 2009.

2.           Loan Agreement for US$1,341,670.00 between Banco Atlántida, S.A. and Rio Garment, S. de R.L. dated July 29, 2009.

3.           Factoring Agreement between Banco Atlántida, S.A. and Rio Garment, S. de R. L. dated July 26, 2010.

4.           Floating pledge agreement on existing inventory of Rio Garment, S. de R.L. up to US$2 Million plus any sums from interests, fees and expenses arising from any outstanding loan obligations with Banco Atlántida, S.A. created to secure any current or future debt obligations with Banco Atlántida, S.A. dated August 20, 2008.

Oficina Principal: Edificio Palmira # 1701, 5to. Piso, Avenida República de Chile, Tegucigalpa, Honduras, tel. (504) 22394523; (504) 22394493 - Oficina SPS: Edificio Goldbrand, 1ra calle, 7 - 8 avenida, S.O. Tel. (504) 25161106
www.lopezrodezno.com

HAMPSHIRE GROUP, LIMITED
Schedule 4.1(b)

BORROWERS CAPITAL STOCK

Borrower	Capital Stock Authorized	Capital Stock Outstanding
Hampshire Brands, Inc.	1,000 shares of Common Stock and 1,000 shares of Preferred Stock authorized	1,000 shares of Common stock outstanding
Hampshire Sub II, Inc.	5,000 shares of Common Stock and 5,000 shares of Preferred Stock authorized	1,000 shares of Common stock outstanding
Scott James, LLC	None	None
Hampshire International, LLC	None	None

Schedule 4.1(c)

DIRECT AND INDIRECT SUBSIDIARIES; INACTIVE SUBSIDIARIES; OWNERSHIP OF GUARANTORS, INVESTMENTS

Subsidiary	Jurisdiction of Incorporation	Percentage of Capital Stock Owned
Hampshire Brands, Inc. 1,000 shares of Common Stock outstanding	Delaware	100% owned by Hampshire Group, Limited
Hampshire Sub II, Inc. 1,000 shares of Common Stock outstanding	Delaware	100% owned by Hampshire Group, Limited
Scott James, LLC Membership interests	Delaware	100% owned by Hampshire Brands, Inc.
SB Corporation 1,000 shares of Common Stock outstanding	Delaware (Inactive)	100% owned by Hampshire Group, Limited
Hampshire Sub, Inc. 5,000 shares of Common Stock outstanding	Delaware (Inactive)	100% owned by Hampshire Group, Limited
Marisa Christina, Incorporated 7,295,065 shares of Common Stock outstanding	Delaware (Inactive)	100% owned by Hampshire Group, Limited
Marisa Christina Apparel, Inc. 120 shares of Common Stock outstanding	Delaware (Inactive)	100% owned by Marisa Christina, Inc.
C.M. Marisa Christina HK, Limited 4,700 shares of Common Stock outstanding	Hong Kong (Inactive)	100% owned by Marisa Christina Apparel, Inc.
Keynote Services, Limited 1,000 shares of Common Stock outstanding	Hong Kong	100% owned by Hampshire Brands, Inc.
Hampshire International, LLC	Delaware	100% owned by Hampshire Group, Limited
RG Merger Sub, S.A.	Honduran	50% owned by Hampshire Group, Limited 50% owned by Hampshire International, LLC

Parent	Stockholder Rights Plan
Hampshire Group, Limited	Rights attached to the outstanding common stock as of August 25, 2008, that upon exercisability can buy one one-thousandth of a Series A Junior Participating Preferred Stock of the Parent.
Hampshire Group, Limited	Heath L. Golden Equity Award dated May 2, 2011

Schedule 4.6(a)

NAME AND JURISDICTION OF ORGANIZATION
OF LOAN PARTIES

		Organizational Identification Number	Federal Identification Number
Entity	Jurisdiction of Organization
Hampshire Group, Limited	Delaware	0830447	06-0967107
Hampshire Brands, Inc.	Delaware	0839737	06-0961174
Scott James, LLC	Delaware	4820502	27-2612536
Hampshire Sub II, Inc.	Delaware	3172697	13-4123675
SB Corporation	Delaware	4033423	11-3759622
Hampshire Sub, Inc.	Delaware	3916138	42-1673926
Marisa Christina, Incorporated	Delaware	2403025	11-3216809
Marisa Christina Apparel, Inc.	Delaware	0918385	13-3078311
Hampshire International, LLC	Delaware	4985739	45-2685327

Schedule 4.6(b)

CHIEF EXECUTIVE OFFICE
OF LOAN PARTIES

Chief Executive Office
Entity
Hampshire Group, Limited	114 W. 41st Street, New York, New York, 10036
Hampshire Brands, Inc.	114 W. 41st Street, New York, New York, 10036
Scott James, LLC	114 W. 41st Street, New York, New York, 10036
Hampshire Sub II, Inc.	114 W. 41st Street, New York, New York, 10036
SB Corporation	114 W. 41st Street, New York, New York, 10036
Hampshire Sub, Inc.	114 W. 41st Street, New York, New York, 10036
Marisa Christina, Incorporated	114 W. 41st Street, New York, New York, 10036
Marisa Christina Apparel, Inc.	114 W. 41st Street, New York, New York, 10036
Hampshire International, LLC	114 W. 41st Street, New York, New York, 10036

Schedule 4.6(c)

EACH LOAN PARTY AND SUBSIDIARY IDENTIFICATION NUMBER

See Schedule 4.6(a).

Schedule 4.13

INTELLECTUAL PROPERTY

Trademarks - see attached Schedule 4.13

Schedule 4.13
(Trademarks)

COUNTRY	REFERENCE#	FILED	APPL#	REGDT	REG#	STATUS	CLASSES

AMERICAN PORTRAIT
UNITED STATES	022673US	2/20/1990	74/030,731	9/8/1992	1,714,681	REGISTERED	25

BABE & CO. and Design
CHINA	T06803CN00	6/6/2006	5400150	10/14/2009	5400150	REGISTERED	25

ECO 24.7
EL SALVADOR	T05328SV00	6/26/2008	20080111203	2/2/2009	217 Book 123	REGISTERED	25
UNITED STATES	T05328US01	6/23/2008	77/505,498	12/15/2009	3,726,275	REGISTERED	25

GENERATIONS WITHOUT BOUNDARIES
CHINA	T02993CN00	6/6/2006	5400403	12/7/2009	5400403	REGISTERED	25

HAMPSHIRE
UNITED STATES	T10865US00	10/7/2010	85/147,408			ALLOWED	25

K (Logo)
UNITED STATES	T10649US00	7/21/2010	85/089,272			ALLOWED	25,18,35

LANDSCAPE
UNITED STATES	T06321US01	9/27/2005	78/721,137	9/19/2006	3,145,120	REGISTERED	25

MARISA CHRISTINA
JAPAN	T06820JP00	7/21/1978	53978/1978	9/26/1984	1712451	REGISTERED	25

NICK DANGER
EUROPEAN UNION	024547EU	4/6/2005	004376034	3/22/2006	004376034	REGISTERED	25,35
HONG KONG	T03008HK00	7/13/2006	300679645	7/13/2006	300679645	REGISTERED	25
JAPAN	024577JP	3/29/2005	2005-027305	9/16/2005	04895550	REGISTERED	25
SOUTH KOREA	024588KR	4/4/2005	40-2005-14683	1/13/2006	646977	REGISTERED	25
UNITED STATES	023157US	9/3/2004	78/478,404	2/21/2006	3,061,258	REGISTERED	25
UNITED STATES	T03008US02	11/3/2005	78/746,002	10/23/2007	3,320,607	REGISTERED	25

NICK DANGER (IN ENGLISH)
CHINA	024856CN	5/16/2005	4658210	3/28/2009	4658210	REGISTERED	25

NICK DANGER in Chinese Characters
CHINA	024576CN	6/6/2005	4700392	1/21/2009	4700392	REGISTERED	25

NICK DANGER'S GARAGE
CHINA	T03011CN00	6/6/2006	5400398	12/7/2009	5400398	REGISTERED	25
HONG KONG	T03011HK00	7/13/2006	300679654	7/13/2006	300679654	REGISTERED	25
UNITED STATES	023086US	8/9/2004	78/463,999	5/16/2006	3,094,201	REGISTERED	35

COUNTRY	REFERENCE#	FILED	APPL#	REGDT	REG#	STATUS	CLASSES

PARACHUTE and Design
CHINA	T06805CN00	6/6/2006	5400396			PENDING	25
HONG KONG	T06805HK00	7/13/2006	300679663	7/13/2006	300679663	REGISTERED	25

PARACHUTE and Design (design only)
UNITED STATES	T06633US00	12/23/2005	78/780,066	10/30/2007	3,327,026	REGISTERED	25

PLANET & COMPANY
UNITED STATES	022621US	10/19/1995	75/007,887	12/9/1997	2,120,319	REGISTERED	25

SCOTT JAMES
CANADA	T10622CA00	5/27/2011	1,529,608			PENDING	n/a
EUROPEAN UNION	T10622EU00	6/29/2011	010084754			PENDING	18,25,35
JAPAN	T10622JP00	5/19/2011	2011-34319			PENDING	25,35
MEXICO	T10622MX00	6/10/2011	118572			PENDING	25
MEXICO	T10622MX01	6/10/2011	1185575			PENDING	35
UNITED STATES	T10622US00	6/10/2010	85/059,365	3/29/2011	3,939,197	REGISTERED	25,35,18
UNITED STATES	T10622US01	6/10/2010	85/059,369			ALLOWED	25,18

SPRING & MERCER
CHINA	T03018CN00	6/6/2006	5400397	10/7/2009	5400397	REGISTERED	25
HONG KONG	T03018HK00	7/13/2006	300679762	11/13/2006	300679762	REGISTERED	25
VIETNAM	T03018VN00	6/23/2006	4-2006-09834	6/23/2006	113752	REGISTERED	25

SPRING + MERCER
CANADA	T03018CA00	10/14/2009	1,455,366			ALLOWED	N/A
UNITED STATES	T03018US02	6/18/2002	78/136,488	8/1/2006	3,124,175	REGISTERED	25

Schedule 4.15

BORROWER AND GUARANTOR
DEPOSIT AND SECURITIES ACCOUNTS

Account Number:	Account Owner:	Bank Name:	Account Description:
[**]	Hampshire Group, Limited	Wells Fargo	Money Market (Dominion-Restricted)
[**]	Hampshire Group, Limited	Wells Fargo	Master Concentration
[**]	Hampshire Sub II, Inc1.	Wells Fargo	Lockbox & Wires (in/out)
[**]	Hampshire Brands, Inc.2	Wells Fargo	Lockbox & Wires (in/out)
[**]	Hampshire Brands	Wells Fargo	Lockbox & Wires (in/out)
[**]	Scott James, LLC	Wells Fargo	Lockbox & Wires (in/out)
[**]	Hampshire International, LLC	Wells Fargo	Lockbox & Wires (in/out)
[**]	Hampshire Group, Limited	Wells Fargo	Controlled Disbursements
[**]	Hampshire Group, Limited	Wells Fargo	Rio Article 350
[**]	Hampshire Group, Limited	JPMorgan Chase	Security Deposit of Subtenant
[**]	Hampshire Brands, Inc.	Wachovia	Flexible Spending Account
[**]	Hampshire Brands, Inc.	Wachovia	Payroll Account
[**]	Hampshire Group, Limited	HSBC	Checking Account (LC Collateral)

1 Account name change in process.

2Account name change in process.

Schedule 4.19

INDEBTEDNESS

Loan Party	Debtor	Description	Principal Amount
Hampshire Brands, Inc.	IBM Credit LLC	Capital lease	$87,000
RG Merger Sub S.A.	Aeropostale	Note Payable	$1,000,0003
RG Merger Sub S.A.	Banco Atlantida	Factoring Agreement	$3,783,586.844

3 Original principal amount.

4 As of August 10, 2011.

Schedule P-2(b)

LIENS

Secured Party	Lien Description
Aeropostale
Lien on (i) inventory of RG Merger Sub, S.A. held from time to time at Deep South Holding, Co / CSI Ink, 2216 Highway 311, Madison, NC 27025; (ii) all Accounts owed by Aeropostale to RG Merger Sub, S.A. pursuant to the Master Sourcing Agreement dated April 1, 2007 with Aeropostale, Inc., Aeropostale West, Inc. and RG Merger Sub, S.A. (as successor to Rio Garment S. de R.L.), as amended, restated, renewed or otherwise modified; and (iii) that certain raw materials purchase agreement between RG Merger Sub, S.A., Buxtradefina and Zagis USA, dated as of June 9, 2011.

Banco Atlantida, S.A.
A first-priority lien on the inventory of RG Merger Sub, S.A. for $2,000,000, plus interest, fees and expenses arising under advances made by Banco Atlantida S.A. (“B.A.”) pursuant to that certain Contrato de Factoraje dated July 26, 2010, by and between B.A. and Rio Merger Sub, S.A. (as successor to Rio Garments S. de R.L.).